                                                                    EXHIBIT 12.1

                         JOHN Q. HAMMONS HOTELS, INC.
                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                (000's omitted)


                                               1996        1997        1998         1999        2000
                                               ----        ----        ----         ----        ----
HISTORICAL EARNINGS:
Income (loss) before minority interest,
provision for income taxes, extraordinary
item and cumulative effect of change in
accounting principle                         $ 18,524    $  8,791    $    338    $   (973)   $ (2,422)

Add:
Interest, amortization or deferred
financing fees and other fixed charges
(excluding interest capitalized)               36,337      45,086      58,257      63,456      75,451
                                             --------    --------    --------    --------    --------

   Historical earnings                       $ 54,861    $ 53,877    $ 58,595    $ 62,483    $ 73,029
                                             ========    ========    ========    ========    ========

FIXED CHARGES:
Interest expense and
 amortization of deferred
 financing fees                              $ 35,620    $ 44,325    $ 57,286    $ 62,209    $ 73,833

Interest capitalized                            7,162      10,259       6,163       6,770         504

Interest element of rentals                       717         761         971       1,247       1,618
                                             --------    --------    --------    --------    --------

   Fixed charges                             $ 43,499    $ 55,345    $ 64,420    $ 70,226    $ 75,955
                                             ========    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES (A)           1.26        0.97        0.91        0.89        0.96
                                             ========    ========    ========    ========    ========

(A) In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized) and the estimated interest portion of rents (deemed to be one-third of rental expense).

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